STATEMENT OF ACKNOWLEDGMENT

The undersigned, Unity Holdings, Inc. (the "Company"), hereby acknowledges to the United States Securities and Exchange Commission (the "Commission") in connection with the filing of its Schedule TO-I filed on February 14, 2006, and all amendments thereto, the following:

1.	The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

2.	Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

3.	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or by any person under the federal securities laws of the United States.

UNITY HOLDINGS, INC.

BY:  /s/ Michael L. McPherson

       MICHAEL L. McPHERSON
       President and Chief Executive Officer

Date:  February 28, 2006